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                                                                       EXHIBIT G

                               AMENDMENT NO. 1 TO

                              AMENDED AND RESTATED

                             VOTING TRUST AGREEMENT

         This Amendment No. 1, dated as of November 7, 2001, to the Amended and Restated Voting Trust Agreement, dated as of July 31, 2000 (the "Voting Trust Agreement"), among UICI, a Delaware corporation ("UICI"), and Michael Ashker, Edward W. LeBaron, Jr. and Dennis B. Maloney as Trustees (the "Trustees").

         WHEREAS, in accordance with the terms of the Voting Trust Agreement, UICI has deposited 8,581,714 shares of common stock, $0.10 par value per share, of Healthaxis, Inc. (the "Company") in the UICI Voting Trust created thereby;

         WHEREAS, Section 10 of the Voting Trust Agreement provides, in part, that UICI may propose any amendment to the Voting Trust Agreement and such amendment will be effective if, in the opinion of the independent auditors of HealthAxis.com, Inc. ("Healthaxis") or the Company, such amendment will (i) permit HealthAxis or the Company, as the case may be, to continue to report its financial results consistent with the way in which they have theretofore been reported and (ii) not require restatement of the financial statements of HealthAxis or the Company, as the case may be, or result in any substantial or material change to such financial statements;

         WHEREAS, Section 10 of the Voting Trust Agreement further provides that the Trustees agree to execute any amendment to the Voting Trust Agreement proposed by UICI that meets the foregoing criteria;

         WHEREAS, UICI has proposed the following amendment to the Voting Trust Agreement (the "Proposal") and submitted such Proposal for consideration by Ernst & Young LLP, the Company's independent public accountants;

         WHEREAS, Ernst & Young LLP has reviewed the Proposal and opined that the Proposal submitted by UICI will (i) permit the Company to continue to report its financial results consistent with the way in which they have theretofore been reported and (ii) not require restatement of the financial statements of the Company or result in any substantial or material change to such financial statements, and Ernst & Young LLP has so advised the Company of its determination;

         WHEREAS, the parties desire to formally adopt the Proposal by amending the Voting Trust Agreement as hereinafter provided.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, the parties hereto hereby agree to amend and restate the Original Agreement in its entirety as follows:

         1. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Voting Trust Agreement.

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         2. Amendment. Section 6(a) of the Voting Trust Agreement is hereby deleted in its entirety and the following new Section 6(a) is inserted in lieu thereof:

         "(a) This Agreement shall terminate and be of no further force and effect on November 7, 2001."

         3. Termination of Voting Trust Agreement. UICI and the Trustees agree and acknowledge that, upon execution of this Amendment No. 1, the Voting Trust Agreement and the UICI Voting Trust created thereby shall terminate effective as of November 7, 2001 and be of no further force and effect, and the Trustees agree to execute and deliver any and all stock powers and other documents of transfer sufficient to vest title to the Trust Securities in UICI.

         4. Governing Law. This Amendment No. 1 shall be construed in accordance with the internal law (and not the law of conflicts) of the Commonwealth of Pennsylvania.

         5. Severability. In case any one or more of (a) the provisions contained in this Amendment No. 1 should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and deposits shall not in any way be affected or impaired thereby.


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         6. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the undersigned Shareholder and the Trustees have executed this Voting Trust Agreement as of the date first above written.

                                           TRUSTEES:

                                           -------------------------------------
                                           Michael Ashker

                                           -------------------------------------
                                           Edward W. LeBaron, Jr.


                                           -------------------------------------
                                           Dennis B. Maloney

                                           UICI

                                           By:
                                               ---------------------------------
                                           Name:   Glenn W. Reed
                                           Title:  Executive Vice President and
                                                   General Counsel

Acknowledged and accepted:

HEALTHAXIS, INC.


By:
    --------------------------------------
Name:  James W. McClane
Title: President and CEO